GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Offeror — Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Offeror.

Give the
For this type of account		SOCIAL SECURITY NUMBER of:

1.	An individual’s account	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust account (grantor is also trustee)	The grantor — trustee(1)
	b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5.	Sole proprietorship account	The owner(3)

Give the EMPLOYER
IDENTIFICATION
For this type of account		NUMBER of:

6.	A valid trust, estate, or pension trust	Legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title)(4)
7.	Corporate account or LLC electing corporate status on IRS Form 8832	The corporation
8.	Association, club, religious, charitable, educational or other tax-exempt organization account	The organization
9.	Partnership account (or multiple member LLC)	The partnership
10.	A broker or registered nominee	The broker or nominee
11.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12.	Sole proprietorship or single-member LLC	The owner

(1)	List first and circle the name of the person whose number you furnish.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).

(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

How to Obtain a TIN

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form W-7, Application for IRS Individual Taxpayer Identification Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (“IRS”) by calling 1-800-TAXFORM or from the IRS website at http://www.irs.gov and apply for a number.

Payees Exempt from Backup Withholding

Payees exempt from backup withholding on all payments include the following:

1.	An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
2.	The United States or any of its agencies or instrumentalities.
3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
4.	A foreign government or any of its political subdivisions, agencies, or instrumentalities.
5.	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6.	A corporation.
7.	A foreign central bank of issue.
8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.
11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.
12.	A common trust fund operated by a bank under section 584(a).
13.	A financial institution.
14.	A middleman known in the investment community as a nominee or custodian.
15.	A trust exempt from tax under section 664 or described in section 4947.

If the payment is for...	THEN the payment is exempt for...
Interest and dividend payments	All exempt recipients except for 9
Broker transactions	Exempt recipients 1 through 13. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker

Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CHECK THE APPROPRIATE BOX FOR YOUR STATUS, CHECK THE “EXEMPT FROM BACKUP WITHHOLDING” BOX, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYOR.

Privacy Act Notice — Section 6109 requires most payees of dividend, interest or other payments to give their correct taxpayer identification numbers to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS may also provide this information to various governmental agencies for tax enforcement or litigation purposes and to cities, states, and the District of Columbia to carry out their tax laws, and may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism. Payors must be given the numbers whether or not payees are required to file tax returns. Payors must generally withhold 28% (or such other rate specified by the Internal Revenue Code) of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number to a payor. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number — If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT
YOUR QUALIFIED TAX PROFESSIONAL OR
THE INTERNAL REVENUE SERVICE OF THE
UNITED STATES AND OTHER TAX AUTHORITIES.